Exhibit 99.1

GOLDMAN SACHS STATEMENT ON COMPREHENSIVE CAPITAL ANALYSIS AND REVIEW 2026 RESULTS

NEW YORK, NY, June 24, 2026 — Today the Federal Reserve released the results of its 2026 Comprehensive Capital Analysis and Review (“CCAR”), which demonstrated the firm remains well capitalized to withstand a wide range of economic conditions. Consistent with the Federal Reserve’s February 2026 announcement that current stress capital buffer (“SCB”) requirements will remain unchanged, the firm’s SCB will remain 3.4% through September 30, 2027, and the Standardized Common Equity Tier 1 (“CET1”) ratio requirement will remain 11.4%.

The firm intends to increase its common dividend from $4.50 to $5.00 per share beginning July 1, 2026, representing an increase of 11% from current levels and an increase of 25% relative to the prior year. The common stock dividend is subject to approval by the firm’s Board of Directors at its scheduled third quarter meeting. This increase is a continuation of the strategy to pay shareholders a sustainable and growing dividend.

“Today’s announcement reflects the continued strength of our earnings and capital position, and our commitment to delivering sustainable, long-term returns to shareholders,” said Chairman and CEO David Solomon. “Our planned dividend increase reflects the strength of our franchise, our earnings power, and our confidence in our ability to support clients, invest for the long term, and deliver sustainable returns to shareholders.”

About Goldman Sachs

Goldman Sachs is a leading global financial institution that delivers a broad range of financial services to a large and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Cautionary Note on Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside the firm’s control. It is possible that the firm’s capital actions (including dividends) may differ, possibly materially, from those described in this press release. For a discussion of some of the risks and important factors that could affect the firm’s future results and financial condition, as well as its capital actions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2025.

Media Contact:

Tony Fratto

Tel: +1 212 902 5400

Investor Contact:

Jehan Ilahi

Tel: +1 212 902 0300